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                                  EXHIBIT 4.5

                   CERTIFICATE OF DESIGNATIONS, PREFERENCES

                       AND RIGHTS OF SERIES D PREFERRED

                           STOCK OF 7TH LEVEL, INC.

          7TH LEVEL, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY THAT:

          Pursuant to authority conferred upon the Board of Directors (the "Board") by the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") and pursuant to the provisions of (S)151 of the Delaware General Corporation Law, the Board, at a meeting held on February 16, 1999, adopted the following resolution providing for the voting powers, designations, preferences and rights, and the qualifications, limitations and restrictions of the Series D Preferred Stock.

          WHEREAS, the Certificate of Incorporation provides for two classes of shares known as common stock, $.01 par value per share (the "Common Stock"), and preferred stock, $.01 par value per share (the "Preferred Stock"); and

          WHEREAS, the Board is authorized by the Certificate of Incorporation to provide for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in any such series and to fix the voting powers, designations, preferences and rights of the shares of any such series and the qualifications, limitations and restrictions thereof.

          NOW, THEREFORE, BE IT RESOLVED, that the Board deems it advisable to, and hereby does, designate a Series D Preferred Stock and fixes and determines the voting powers, designations, preferences and rights, and the qualifications, limitations and restrictions relating to the Series D Preferred Stock as follows:

     1. Designation. The shares of such series of Preferred Stock shall be designated "Series D Preferred Stock" (referred to herein as the "Series D Stock").

     2. Authorized Number. The number of shares constituting the Series D Stock shall be 35,000.
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     3.   Ranking.  The Series D Stock shall rank, as to dividends, rights upon liquidation, dissolution or winding up, junior to the Corporation's currently outstanding Series B Convertible Preferred Stock (the "Series B Stock"), and senior and prior to the Common Stock and to all other classes or series of stock issued by the Corporation, currently and in the future, except as otherwise approved by the affirmative vote or consent of the holders of shares of Series D Stock pursuant to Section 9(c) hereof. The Corporation agrees that it shall not issue any additional shares of Series B Stock after the Original Issue Date. (All equity securities of the Corporation to which the Series D Stock ranks prior, whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise, including the Common Stock, are collectively referred to herein as "Junior Securities," all equity securities of the Corporation with which the Series D Stock ranks on a parity, whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise, are collectively referred to herein as "Parity Securities," and all equity securities of the Corporation to which the Series D Stock ranks junior, whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise, including the Series B Stock, are collectively referred to herein as "Senior Securities").

     4.   Dividends.

          (a) Dividend Accrual and Payment. Dividends, whether or not declared, shall accrue on the shares of Series D Stock from the date of the issuance of the shares of Series D Stock (the "Original Issue Date") (or if shares of Series D Stock are issued after the Original Issue Date, the "Subsequent Issue Date") at the rate of 8% per share per annum (expressed as a percentage of the $1,000 per share liquidation preference (the "Dividend Rate")); provided, that if the Approval date (as defined in Section 6(a)) occurs on or before July 31, 1999, then no dividends shall be paid; provided, however, that if the Approval Date does not occur within twelve months of the Original Issue Date, the dividend rate on the Series D Stock shall increase by 2% for every six months that the Approval Date does not occur following the first anniversary of the Original Issue Date. The holders of shares of Series D Stock shall be entitled to receive such dividends when and as declared by the Board, in cash or shares of Series D Stock valued at the Series D Issue Price (as defined below), out of assets legally available for such purpose, quarterly in arrears on the 30th day of January, April, July or October of each year (each of such dates being a "Dividend Payment Date"), commencing July 30, 1999; provided that any dividends payable in Series D Stock shall accrue rather than be paid. Such dividends shall be paid to the holders of record at the close of business on the date specified by the Board at the time such dividend is declared, provided, however, that such date shall not be more than 60 nor less than 10 days prior to the applicable Dividend Payment Date. Dividends on the Series D Stock shall be cumulative and shall accrue on each share whether or not earned, from and after the Dividend Payment Date coincident with or next preceding the issuance of such share; provided, however, that dividends payable on the first Dividend Payment Date shall so accrue from and after the date immediately succeeding the Original Issue Date. If the Original Issue Date or the Subsequent Issue Date, as the case may be, is on a date which does not coincide with a Dividend Payment Date, then the dividend accrual period applicable to such shares shall be the

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period from the Original Issue Date or the Subsequent Issue Date, as the case may be, through whichever of January, April, July or October next occurs after the Original Issue Date or the Subsequent Issue Date, as the case may be. If the date fixed for payment of a final liquidating distribution on any shares of Series D Stock, or the date on which any shares of Series D Stock are redeemed or converted into Common Stock does not coincide with a Dividend Payment Date, then subject to the provisions hereof relating to such payment, redemption or conversion, the final dividend accrual period applicable to such shares shall be the period from whichever of January, April, July or October most recently precedes the date of such payment, conversion or redemption through the effective date of such payment, conversion or redemption. The dividend amount payable per share shall be adjusted for any combinations or divisions or similar recapitalizations affecting the shares of Series D Stock. So long as any shares of Series D Stock are outstanding, (i) the amount of all dividends paid with respect to the shares of Series D Stock pursuant to this Section 4(a) shall be paid pro rata to the holders entitled thereto and (ii) holders of the shares of Series D Stock shall be entitled to receive the dividends provided for in this
Section 4(a) in preference to and in priority over any dividends upon any Junior Securities.

          (b) Participation Rights. In addition to and subject to the payment of any Liquidation Payments (as defined below), the holders of the shares of Series D Stock shall be paid an aggregate amount equal to 22% of all dividends, payments and distributions payable with respect to the Common Stock including, without limitation, payment resulting from any liquidation, dissolution or winding up of the Corporation, merger or sale of substantially all of the Corporation's assets with such amount to be allocated pro rata among the shares of Series D Stock.

          (c) Dividends on Fractional Shares. Each fractional share of Series D Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Series D Stock pursuant to Section 4(a) hereof, and all such dividends with respect to such outstanding fractional shares shall be fully cumulative and shall accrue (whether or not declared), and shall be payable in the same manner and at such times as provided for in Section 4(a) hereof with respect to dividends on each outstanding share of Series D Stock.

     5.   Liquidation.

          (a) Liquidation Procedure. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series D Stock shall be entitled, after all distributions and payments are made upon any Senior Securities and before any distribution or payment is made upon any Junior Securities, to be paid an amount equal to (i) $1,000 per share of Series D Stock, representing the liquidation preference per share of the Series D Stock (as adjusted for any combinations, divisions or similar recapitalizations affecting the shares of Series D Stock) (the "Series D Issue Price"), plus (ii) all accrued and unpaid dividends on the Series D Stock to such date (together with the Series D Issue Price, the "Liquidation Payments"). If upon any liquidation, dissolution or winding up of the Corporation,

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whether voluntary or involuntary, the assets to be distributed among the holders of Series D Stock shall be insufficient to permit payment in full to the holders of Series D Stock of the Liquidation Payments, then the entire assets of the Corporation shall be distributed ratably among such holders in proportion to the full respective distributive amounts to which they are entitled after all distributions and payments are made upon any Senior Securities.

          (b) Remaining Assets. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the holders of Series D Stock shall have been paid in full the Liquidation Payments, the remaining assets of the Corporation may be distributed ratably per share in order of preference to the holders of Junior Securities in accordance with their terms and to the holders of the Series D Preferred Stock in accordance with their participation rights set forth in Section 4(b).

          (c) Notice of Liquidation. Written notice of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, stating a payment date, the amount of the Liquidation Payments and the place where said Liquidation Payments shall be payable, shall be given by mail, postage prepaid, not less than 30 days prior to the payment date stated therein, to each holder of record of Series D Stock at his post office address as shown by the records of the Corporation.

          (d) Fractional Shares. The Liquidation Payments with respect to each outstanding fractional share of Series D Stock shall be equal to a ratably proportionate amount of the Liquidation Payments with respect to each outstanding share of Series D Stock.

     6.   Mandatory Conversion.

          (a) Conversion. Subject to the limitations set forth below, on the date (the "Approval Date") that is one day after the stockholders of the Corporation approve the issuance of 20% or more of the outstanding Common Stock (the "Issuance") in connection with the Corporation's acquisition of Street Technologies, Inc. ("Street"), the Series D Stock shall be converted automatically, without any further action by the holder of such shares and whether or not the certificates representing such shares are surrendered to the Corporation, into the number of fully paid and nonassessable shares of Common Stock equal to the quotient of (x) the aggregate liquidation preference of the shares of Series D Stock outstanding divided by (y) the Conversion Price (as defined below) then in effect . The holders of shares of Series D Stock by acceptance of the shares of Series D Stock agree to vote in favor of the Issuance. Upon the conversion of shares of Series D Stock as provided in this
Section 6, the Corporation shall pay all then accrued but unpaid dividends on the Series D Stock to the holders of the Series D Stock in additional shares of Common Stock valued at the Market Price (as defined below) thereof on the date of such payment.

          (b) Conversion Price; Converted Shares. The initial conversion price per share of the Series D Stock (the "Conversion Price") shall be equal to $3.00, subject to

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adjustment as provided in Section 7. If any fractional interest in a share of
Common Stock would be deliverable upon conversion of Series D Stock, the Corporation shall pay in lieu of such fractional share an amount in cash equal to the Conversion Price of such fractional share (computed to the nearest one hundredth of a share) in effect at the close of business on the date of conversion. Any shares of Series D Stock which have been converted shall be cancelled and all dividends on converted shares shall cease to accrue and the certificates representing shares of Series D Stock so converted shall represent the right to receive (i) such number of shares of Common Stock into which such shares of Series D Stock are convertible, plus (ii) cash payable for any fractional share, plus (iii) all accrued but unpaid dividends relating to such shares through the date of conversion. Amounts payable with respect to the foregoing clause (iii) shall be paid in accordance with the provisions set forth in Section 6(a). The Board shall at all times, so long as any shares of Series D Stock remain outstanding, reserve a sufficient number of authorized but unissued shares of Common Stock to be issued in satisfaction of the conversion rights and privileges aforesaid.

          As used herein, "Market Price" means, with respect to the shares of Common Stock, (a) if the shares are listed or admitted for trading on any national securities exchange or included in The Nasdaq National Market or Nasdaq SmallCap Market, the last reported sales price as reported on such exchange or market; (b) if the shares are not listed or admitted for trading on any national securities exchange or included in The Nasdaq National Market or Nasdaq SmallCap Market, the average of the last reported closing bid and asked quotation for the shares as reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or a similar service if NASDAQ is not reporting such information; (c) if the shares are not listed or admitted for trading on any national securities exchange or included in The Nasdaq National Market or Nasdaq SmallCap Market or quoted by NASDAQ or a similar service, the average of the last reported bid and asked quotation for the shares as quoted by a market maker in the shares (or if there is more than one market maker, the bid and asked quotation shall be obtained from two market makers and the average of the lowest bid and highest asked quotation). In the absence of any available public quotations for the Common Stock, the Board shall determine in good faith the fair value of the Common Stock, which determination shall be set forth in a certificate by the Secretary of the Corporation.

          (c) Issue Taxes. The Corporation shall pay all issue taxes, if any, incurred in respect of the issue of shares of Common Stock on conversion. If a holder of shares of Series D Stock specifies that the shares of Common Stock to be issued on automatic conversion are to be issued in a name or names other than the name or names in which such Series D Stock stand, then the Corporation shall not be required to pay any transfer or other taxes incurred by reason of the issuance of such shares of Common Stock to the name of another, and if the appropriate transfer taxes shall not have been paid to the Corporation or the transfer agent for the Series D Stock at the time of automatic conversion of the Series D Stock, the shares of Common Stock issued upon conversion thereof may be registered in the name or names in which the Series D Stock were registered, despite the instructions to the contrary.

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          (d)  Valid Issuance.  All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein shall, upon issuance by the Corporation, be validly issued, fully paid and nonassessable, free from preemptive rights and free from all taxes, liens or charges with respect thereto created or imposed by the Corporation.

     7. Adjustment of Conversion Price. The number and kind of securities issuable upon the conversion of the Series D Stock and the Conversion Price shall be subject to adjustment from time to time in accordance with the following provisions:

          (a)  Certain Definitions.  For purposes of this Certificate of
Designations:

               (i) The term "Additional Shares of Common Stock" shall mean all shares of Common Stock issued, or deemed to be issued by the Corporation pursuant to paragraph (e) of this Section 7, after the Original Issue Date except:

                      (A) issuances of Common Stock, Convertible Securities and/or Options granted or approved to be granted by the Board or a committee thereof on or prior to the Original Issue Date;

                      (B) issuances of Common Stock, Convertible Securities and/or Options to officers, employees, consultants or directors; provided that such issuances pursuant to this clause (B) in the aggregate do not exceed more than 5% of the shares of Common Stock outstanding, as determined on a fully-diluted basis (the "Management Securities"); and

                      (C) issuances of Common Stock or Series D Stock resulting from the provisions of the Agreement and Plan of Merger, dated as of February 16, 1999 (the "Merger Agreement"), by and among the Corporation, 7/th/ Level Merger Corporation, Street and the stockholders of Street named therein, and in each case the documents executed, filed or delivered in connection therewith.

               (ii) The term "Common Stock" shall mean (A) the Common Stock and (B) the stock of the Corporation of any class, or series within a class, whether now or hereafter authorized, which has the right to participate in the distribution of either earnings or assets of the Corporation without limit as to the amount or percentage.

               (iii) The term "Convertible Securities" shall mean any evidence of indebtedness, shares or other securities (other than the Series D Stock) convertible into or exercisable or exchangeable for Common Stock.

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               (iv)   The term "Options" shall mean any and all rights, options
          or warrants (other than the Management Securities) to subscribe for, purchase or otherwise in any manner acquire Common Stock or Convertible Securities.

          (b) Subdivision or Combination of Shares. In case outstanding shares of Common Stock shall be subdivided, the Conversion Price shall be proportionately reduced as of the effective date of such subdivision, or as of the date a record is taken of the holders of Common Stock for the purpose of so subdividing, whichever is earlier. In case outstanding shares of Common Stock shall be combined, the Conversion Price shall be proportionately increased as of the effective date of such combination, or as of the date a record is taken of the holders of Common Stock for the purpose of so combining, whichever is earlier.

          (c) Stock Dividends. In case shares of Common Stock are issued as a dividend or other distribution on the Common Stock (or such dividend is declared), the Conversion Price shall be adjusted, as of the date a record is taken of the holders of Common Stock for the purpose of receiving such dividend or other distribution (or if no such record is taken, as at the earliest of the date of such declaration, payment or other distribution), to the Conversion Price determined by multiplying the Conversion Price in effect immediately prior to such declaration, payment or other distribution by a fraction (i) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the declaration or payment of such dividend or other distribution, and (ii) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after the declaration or payment of such dividend or other distribution. In the event that the Corporation shall declare or pay any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

          (d) Issuance of Additional Shares of Common Stock. If the Corporation shall issue any Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to paragraph (e) below) after the Original Issue Date (other than as provided in the foregoing subsections (b) and (c)), for no consideration or for a consideration per share less than the Market Price in effect on the date of and immediately prior to such issue, then in such event, the Conversion Price shall be reduced, concurrently with such issue, to a price equal to the quotient obtained by dividing:

               (A) an amount equal to (x) the total number of shares of Common Stock outstanding immediately prior to such issuance or sale multiplied by the Market Price in effect immediately prior to such issuance or sale, plus (y) the aggregate consideration received or deemed to be received by the Corporation upon such issuance or sale, by

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               (B)    the total number of shares of Common Stock outstanding
          immediately after such issuance or sale.

          (e) Deemed Issue of Additional Shares of Common Stock. Except as set forth in subsection (a) above, if the Corporation at any time or from time to time after the Original Issue Date shall issue any Convertible Securities or Options or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options, or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue of Options or Convertible Securities or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

               (i) no further adjustments in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or the issue of Common Stock upon the conversion or exchange of such Convertible Securities;

               (ii) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issuance of such Options or Convertible Securities (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, upon any such increase or decrease becoming effective, shall be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Conversion Price shall affect Common Stock previously issued upon conversion of the Series D Stock);

               (iii) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue of such Options or Convertible Securities (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                      (A) in the case of Options or Convertible Securities, the only Additional Shares of Common Stock issued were the shares of Common

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               Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation (x) for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon exercise of the Options or (y) for the issue of all such Convertible Securities which were actually converted or exchanged plus the additional consideration, if any, actually received by the Corporation upon the conversion or exchange of the Convertible Securities; and

                      (B) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised.

               (iv) No readjustment pursuant to clause (ii) or (iii) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (x) the Conversion Price on the original adjustment date or (y) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

               (v) In the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (iii) above.

          (f) Determination of Consideration. For purposes of this Section 7, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

               (i)    Cash and Property.  Such consideration shall:

                      (A) insofar as it consists of cash, be the aggregate amount of cash received by the Corporation; and

                      (B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of the issue, as determined in good faith by the vote of a majority of the Board or if the Board cannot

                                      -9-
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               reach such agreement, by a qualified independent certified public accounting firm, other than the accounting firm then engaged as the Corporation's independent auditors.

               (ii) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to paragraph (e) above, relating to Options and Convertible Securities shall be determined by dividing:

                      (A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                      (B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

          (g) Other Provisions Applicable to Adjustment Under this Section. The following provisions shall be applicable to the adjustments in Conversion Price as provided in this Section 7:

               (i) Treasury Shares. The number of shares of Common Stock at any time outstanding shall not include any shares thereof then directly or indirectly owned or held by or for the account of the Corporation.

               (ii) Other Action Affecting Common Stock. If the Corporation shall take any action affecting the outstanding number of shares of Common Stock other than an action described in any of the foregoing subsections 7(b) through 7(e) hereof, inclusive, which would have an inequitable effect on the holders of Series D Stock, then the Conversion Price shall be adjusted in such manner and at such time as the Board on the advice of the Corporation's independent public accountants may in good faith determine to be equitable in the circumstances.

               (iii) Minimum Adjustment. No adjustment of the Conversion Price shall be made if the amount of any such adjustment would be an amount less than

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

          one percent (1%) of the Conversion Price then in effect, but any such amount shall be carried forward and an adjustment in respect thereof shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate an increase or decrease of one percent (1%) or more.

               (iv) Certain Adjustments. The Conversion Price shall not be adjusted upward except in the event of a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock or in the event of a readjustment of the Conversion Price pursuant to Section 7(e)(ii) or (iii).

          (h) Notices of Adjustments. Whenever the Conversion Price is adjusted as herein provided, an officer of the Corporation shall compute the adjusted Conversion Price in accordance with the foregoing provisions and shall prepare a written certificate setting forth such adjusted Conversion Price and showing in detail the facts upon which such adjustment is based, and such written instrument shall promptly be delivered to the recordholders of the Series D Stock.

     8. Special Optional Redemption. If the Issuance is not approved after a minimum of two duly called and properly held meetings of the stockholders of the Corporation for the purpose of approving the Issuance, then the Corporation shall submit a written offer (the "Offer") to each holder of Series D Stock to purchase any and all of the Series D Stock owned by such holder at a redemption price ("Redemption Price") per share, payable in cash, equal to the sum of (x) the Series D Issue Price plus (y) all accrued and unpaid dividends on the shares of Series D Stock to be so redeemed to the date of redemption (the "Redemption Date") and (z) an amount such that the holder of Series D Stock will receive an aggregate compounded rate of return of 10% from the Original Issue Date to the Redemption Date. If the holder of Series D Stock desires to sell a number of his shares of Series D Stock, then such holder shall communicate in writing his election to sell such shares (an "Acceptance") to the Corporation within 30 days of the date the Offer was made. The Corporation shall purchase all shares of Series D Stock as to which an Acceptance was received by the Corporation within 30 days after the date of the Offer. Any Offer made by the Corporation shall comply with the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder. The Redemption Price for the shares of Series D Stock to be redeemed shall be paid on or after the Redemption Date, upon surrender of the certificate or certificates evidencing such shares. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series D Stock as holders of Series D Stock (except the right to receive the Redemption Price upon surrender of their certificate or certificates) shall cease as to those shares of Series D Stock redeemed, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

     9.   Voting Rights.

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

          (a) General. Holders of Series D Stock shall be entitled to notice of all meetings of the Corporation's stockholders. Except as provided herein, in addition to the rights otherwise provided for herein or by law, holders of the Series D Stock shall be entitled to vote, together with the holders of the Common Stock and any other class or series of stock then entitled to vote, as one class on all matters submitted to a vote of stockholders of the Corporation, in the same manner and with the same effect as the holders of the Common Stock on an "as converted" basis. In addition, except for the vote of stockholders of the Corporation with respect to the Issuance, holders of Series D Stock shall be entitled to vote as a separate class on all matters submitted to a vote of stockholders of the Corporation. In any such vote, and in any vote or action of the holders of the Series D Stock voting together with the holders of the Common Stock and any other class or series of stock then entitled to vote, each share of issued and outstanding Series D Stock shall entitle the holder thereof to one vote per share for each share of Common Stock (including fractional shares) which would be obtained upon conversion of all of the outstanding shares of the Series D Stock held by such holder, rounded up to the nearest one-tenth of a share.

          (b) Appointment of Board of Directors. Commencing on the first anniversary of the Original Issue Date, the holders of Series D Stock shall have the right to elect one third (_) of the members of the Board, and commencing on the second anniversary of the Original Issue Date the holders of the Series D Stock shall have the right to elect a majority of the members of the Board. Subject to applicable law, the Series D Stock shall vote as a class to elect such designees. The Corporation acting through its Board, shall (i)(A) increase the size of its Board in accordance with the terms of this Section 9, (B) elect the designees of the Series D Stock to the Board to the newly created directorships to hold office until their respective successors are elected at a special or annual meeting of the stockholders, and (C) in connection with any subsequent election of directors, nominate, recommend and do all other acts and things to cause (including, without limitation, voting all shares for which the Corporation's management or Board holds proxies (including undesignated proxies) unless otherwise provided by the stockholders submitting such proxies) the persons referenced in the preceding clause (B) to be elected to the Board. In the event the directors elected pursuant to this Section 8(b) shall cease to serve as directors for any reason, the Corporation shall cause (subject to its fiduciary duty and the provisions of the Certificate of Incorporation and the Corporation's By-Laws and applicable law) the vacancies resulting thereby to be filled as promptly as practicable by persons selected by the holders of Series D Stock. Notwithstanding the foregoing, the rights of the holders of Series D Stock in this Section 9(b) are in lieu of, and not in addition to, the right that Stephen Gott possesses regarding the designation of directors contained in
Section 6.09 of the Merger Agreement.

          (c) Protective Provisions. In addition to any other vote or consent of stockholders provided by law or by the Certificate of Incorporation, the Corporation shall not, without the approval by vote or written consent of the holders of not less than 66_% of the then outstanding shares of Series D Stock, voting as a separate class:

               (i) amend, alter or repeal any of the provisions of the Certificate of Incorporation or the Certificate of Designations creating this Series D Stock which would alter or change the powers, preferences or special rights of the shares of Series D Stock so as to affect them adversely, including, but not limited to, increasing or decreasing the par value of the Series D Stock; or

               (ii) authorize, increase the number of or issue any Senior Securities or reclassify any Junior Securities into Senior Securities (the expressions "Junior Securities" and "Senior Securities" in this clause (ii) to include securities convertible into or exchangeable for options, warrants or other rights to acquire, Junior Securities or Senior Securities, as the case may be).

     10.  Registration.

          (a) Required Registration. If the Approval Date does not occur prior to the one year anniversary of the Original Issue Date, then the Corporation shall use its reasonable best efforts to prepare and file as soon as practicable (but in no event more than 15 days after the first anniversary of the Original Issue Date) with the Securities and Exchange Commission a registration statement on Form S-3 (or such successor or other appropriate form) under the Securities Act ("Registration Statement") with respect to the Series D Stock (the "Registrable Shares") and to effect all such registrations, qualifications and compliances (including, without limitation, obtaining appropriate qualifications under applicable state securities or 'blue sky" laws and compliance with any other applicable governmental requirements or regulations) as any holder of the Series D Stock may reasonably request and that would permit or facilitate the sale of Registrable Shares in the open market (provided, however, that the Corporation shall not be required in connection therewith to qualify to do business or to file a general consent to service of process in any such state or jurisdiction), in each case so that such Registration Statement and all other such registrations, qualifications and compliances may become effective. Notwithstanding the foregoing, the Corporation shall not be obligated to effect an underwritten Registration Statement.

          (b)  Effectiveness, Suspension Right.

               (i) The Corporation will use its best efforts to maintain the effectiveness of the Registration Statement and other applicable registrations, qualifications and compliances until the second anniversary of the effective date of the Registration Statement (the "Registration Effective Period"), and from time to time will amend or supplement the Registration Statement and the prospectus contained therein as and to the extent necessary to comply with the Securities Act, the Exchange Act and any applicable state securities statute or regulation, subject to the following limitations and qualifications.

               (ii) Following the date on which the Registration Statement is first declared effective, the holders of the Registrable Shares will be permitted (subject in all cases to Section 11 below) to offer and sell Registrable Shares during the Registration Effective Period in the manner described in the Registration Statement provided that the Registration Statement remains effective and has not been suspended.

               (iii) Notwithstanding any other provision of this Section 10 but subject to Section 11, the Corporation shall have the right at any time to require that all holders of Registrable Shares suspend further open market offers and sales of Registrable Shares whenever, and for so long as, in the reasonable judgment of the Corporation after consultation with counsel there is or may be in existence material undisclosed information or events with respect to the Corporation (the "Suspension Right"). In the event the Corporation exercises the Suspension Right, such suspension will continue for the period of time reasonably necessary for disclosure to occur at a time that is not detrimental to the Corporation or its stockholders or until such time as the information or event is no longer material, each as determined in good faith by the Corporation after consultation with counsel. The Corporation will give the holders of Registrable Shares notice of any such suspension and will use all reasonable efforts to minimize the length of the suspension.

          (c) Expenses. The costs and expenses to be borne by the Corporation for purposes of this Section 10 shall include, without limitation, printing expenses (including a reasonable number of prospectuses for circulation by the selling holders of Registrable Shares), legal fees and disbursements of counsel for the Corporation, "blue sky'' expenses, accounting fees and filing fees, and legal fees and disbursements of not more than one counsel for the holders of Registrable Shares.

          (d)  Indemnification.

               (i) To the extent permitted by law, the Corporation will indemnify and hold harmless each holder of Registrable Shares, its officers, directors, stockholders or partners and each person, if any, who controls such holder of Registrable Shares within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (A) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (B) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (C) any Violation or alleged Violation by the Corporation of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Corporation will pay to each such holder of Registrable Shares (and its officers, directors, stockholders or partners) or controlling person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 10(d)(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Corporation, nor shall the Corporation be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon (a) a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in the Registration Statement by any such holder of Registrable Shares, or (b) a Violation that would not have occurred if such holder of Registrable Shares had delivered to the purchaser the version of the prospectus most recently provided by the Corporation to the holder of Registrable Shares as of the date of such sale.

               (ii) To the extent permitted by law, each selling holder of Registrable Shares will indemnify and hold harmless the Corporation, each of its directors, each of its officers who has signed the Registration Statement, each person, if any, who controls the Corporation within the meaning of the Securities Act, any other holders of Registrable Shares selling securities pursuant to the Registration Statement and any controlling person of any other holders of Registrable Shares, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation (which includes without limitation the failure of the holders of Registrable Shares to comply with the prospectus delivery requirements under the Securities Act, and the failure of the holders of Registrable Shares to deliver the most current prospectus provided by the Corporation prior to such sale), in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such holders of Registrable Shares expressly for use in the Registration Statement or such Violation is caused by the holder's of Registrable Shares failure to deliver to the purchaser of the Registrable Shares a prospectus (or amendment or supplement thereto) that had been made available to the holders of Registrable Shares by the Corporation; and each such holder of Registrable Shares will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 10(d)(ii) in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this
     Section 10(d)(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the holders of Registrable Shares, which consent shall not be unreasonably withheld. The aggregate indemnification liability of each holder of Registrable Shares under this Section 10(d)(ii) shall not exceed the net proceeds received by such holder of Registrable Shares in connection with sale of shares pursuant to the Registration Statement.

               (iii) Each person entitled to indemnification under this Section 10(d) (the "Indemnified Party'') shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought and shall permit the Indemnifying Party to assume the defense of any such claim and any litigation resulting therefrom, provided that counsel for the Indemnifying Party who conducts the defense of such claim or any litigation resulting therefrom shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 10 unless the Indemnifying Party is materially prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation, shall (except with the consent of each Indemnified Party) consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

               (iv) To the extent that the indemnification provided for in this Section 10(d) is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The aggregate contribution liability of each holder of Registrable Shares under this Section 10(d)(iv) shall not exceed the net proceeds received by such holder of Registrable Shares in connection with sale of shares pursuant to the Registration Statement.

      11. Procedures for Sale of Shares under Registration Statement.

          (a) Notice and Approval. If any holder of Registrable Shares shall propose to sell any Registrable Shares pursuant to the Registration Statement, it shall notify the Corporation of its intent to do so (including the proposed manner and timing of all sales) at least 10 full business days prior to such sale, and the provision of such notice to the Corporation shall conclusively be deemed to reestablish and reconfirm an agreement by such holder of Registrable Shares to comply with the registration provisions set forth in this Certificate of Designations. Unless otherwise specified in such notice, such notice shall be deemed to constitute a representation that any information previously supplied by such holder of Registrable Shares expressly for inclusion in the Registration Statement (as the same may have been superseded by subsequent such information) is accurate as of the date of such notice. At any time within such 10 business day period, the Corporation may refuse to permit the holders of Registrable Shares to resell any Registrable Shares pursuant to the Registration Statement; provided, however, that in order to exercise this right, the Corporation must deliver a certificate in writing to the holders of Registrable Shares to the effect that a delay in such sale is necessary because a sale pursuant to the Registration Statement in its then-current form without the addition of material, non-public information about the Corporation, could constitute a violation of the federal securities laws. Notwithstanding the foregoing, the Corporation will ensure that in any event the holders of Registrable Shares shall have at least 15 business days (prorated for partial quarters) available to sell Registrable Shares during each calendar quarter (or portion thereof) from the date the Registration Statement is declared effective until the expiration of the Registration Effective Period.

          (b) Delivery of Prospectus. For any offer or sale of any of the Registrable Shares by a holder of Registrable Shares in a transaction that is not exempt under the Securities Act, the holder of Registrable Shares, in addition to complying with any other federal securities laws, shall deliver a copy of the final prospectus (or amendment of or supplement to such prospectus) of the Corporation covering the Registrable Shares in the form furnished to the holder of Registrable Shares by the Corporation to the purchaser of any of the Registrable Shares on or before the settlement date for the purchase of such Registrable Shares.

          (c)  Copies of Prospectuses.  Subject to the provisions of this
Section 11, when a holder of Registrable Shares is entitled to sell and gives notice of its intent to sell Registrable Shares pursuant to the Registration Statement, the Corporation shall, within 5 business days following the request, furnish to such holder of Registrable Shares a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Shares, such prospectus shall not as of the date of delivery to the holder of Registrable Shares include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing.

     12   No Reissuance of Series D Stock.  No share or shares of Series D Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares of Series D Stock shall be canceled, retired and eliminated from the shares of Series D Stock which the Corporation shall be authorized to issue. Any such shares of Series D Stock acquired by the Corporation shall have the status of authorized and unissued shares of Preferred Stock issuable in undesignated Series and may be redesignated and reissued in any series other than as Series D Stock.

     13   Exclusion of Other Rights.  Except as may otherwise be required by law, shares of Series D Stock shall not have any voting powers, designations, preferences and rights, other than those specifically set forth herein (as may be amended from time to time) and in the Certificate of Incorporation.

     14   Registered Holders.  A holder of Series D Stock registered on the
Corporation's stock transfer books as the owner of shares of Series D Stock shall be treated as the owner of such shares for all purposes. All notices and all payments required to be mailed to a holder of shares of Series D Stock shall be mailed to such holder's registered address on the Corporation's stock transfer books, and all dividend and redemption payments to a holder of shares of Series D Stock made hereunder shall be deemed to be paid in compliance hereof on the date such payments are deposited into the mail addressed to such holder at his registered address on the Corporation's stock transfer books.

     15   Headings of Subdivisions.  The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

     16   Severability of Provisions.  If any right, preference or limitation of the Series D Stock set forth herein (as may be amended) from time to time is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such right, preference or limitation (including, without limitation, the dividend rate) shall be enforced to the maximum extent permitted by law and all other rights, preferences and limitations set forth herein (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

                 [Remainder of page intentionally left blank.]

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations this 16 day of February, 1999.

                              7/TH/ LEVEL, INC.

                              By:  /s/ DONALD SCHUPAK
                                  --------------------------------
                                   Donald Schupak
                                   Chairman of the Board